EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bogota Financial Corp of our report dated March 30, 2020 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Bogota Financial Corp for the year ended December 31, 2019.

/s/ Crowe LLP

Livingston, New Jersey
March 30, 2020